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                                                                         EX27(N)

[KPMG LLP LETTERHEAD]


                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Variable Life Account:



We consent to the use of our reports included herein and to the reference to our Firm under the heading "Financial Statements" in Part B of the Registration Statement. Our report on the consolidated financial statements of Minnesota Life Insurance Company and subsidiaries refers to changes in accounting for derivatives and beneficial interests in securitized financial assets due to the adoption of new accounting standards in 2001.

                                  /s/ KPMG LLP

Minneapolis, Minnesota
April 23, 2004